Exhibit 2.2

CERTIFICATE OF MERGER
MERGING B-L MERGER SUB, INC.,
A TEXAS CORPORATION,
WITH AND INTO
QUALITY RESOURCE TECHNOLOGIES, INC.,
A DELAWARE CORPORATION

Pursuant to the provisions of Section 252(c) of the Delaware General Corporation Law, the undersigned corporation hereby certifies as follows:

1.           The name and state of incorporation of each of the constituent corporations are:

(a)           B-L Merger Sub, Inc., a Texas corporation; and

(b)           Quality Resource Technologies, Inc., a Delaware corporation.

2.           The Plan and Agreement of Merger (the “Plan of Merger”) has been approved, adopted, certified, executed and acknowledged by B-L Merger Sub, Inc. and by Quality Resource Technologies, Inc., in accordance with the provisions of subsection (c) of Section 252 of the Delaware General Corporation Law, and is attached hereto as Exhibit A.

3.           The name of the surviving corporation is Quality Resource Technologies, Inc.

4.           The Certificate of Incorporation, as amended, of Quality Resource Technologies, Inc., in effect as of the effective date of the merger, shall be the Certificate of Incorporation of the surviving corporation.

5.           The surviving corporation is a corporation of the State of Delaware.

6.           The executed Plan of Merger is on file at 6002 Rogerdale Road, Suite 500, Houston, Texas 77072, which is the principal place of business of the surviving corporation.

7.           A copy of the Plan of Merger will be furnished by Quality Resource Technologies, Inc. on written request and without cost, to any shareholder of B-L Merger Sub, Inc. or to any stockholder of Quality Resource Technologies, Inc.

8.           The authorized capital stock of B-L Merger Sub, Inc. is 100,000 shares of common stock, par value $1.00 per share.

9.           The effective date of this certificate and of the merger described herein shall be September 20, 2010.

IN WITNESS WHEREOF, Quality Resource Technologies, Inc. has caused this certificate to be signed by David A. Grossman, its authorized officer, on September 20, 2010.

QUALITY RESOURCE TECHNOLOGIES, INC
By /s/ David A. Grossman
David A. Grossman, Chief Executive Officer

I, the Secretary of Quality Resource Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certify, as such Secretary of the said corporation, that the Agreement of Merger to which this certificate is attached, after having been first duly signed on behalf of said corporation by an authorized officer of Quality Resource Technologies, Inc. a corporation of the State of Delaware, was duly submitted to the stockholders of said Quality Resource Technologies, Inc. at a special meeting of said stockholders called and held separately from the meeting of stockholders of any other corporation, upon waiver of notice, signed by all the stockholders, for the purpose of considering and taking action upon said Agreement of Merger, that one share of common stock of said corporation was on said date issued and outstanding and that the holder of one share voted by ballot in favor of said Agreement of Merger and the holders of no shares voted by ballot against same, the said affirmative vote representing at least a majority of the total number of shares of the outstanding capital stock of said corporation, and that thereby the Agreement of Merger was at said meeting duly adopted as the act of the stockholders of said Quality Resource Technologies, Inc., and the duly adopted agreement of said corporation.

WITNESS my hand on behalf of said Quality Resource Technologies, Inc. on September 20, 2010.

By /s/ David A. Grossman
David A. Grossman, Secretary

Exhibit A
PLAN AND AGREEMENT OF MERGER
BETWEEN
B-L MERGER SUB, INC.
AND
QUALITY RESOURCE TECHNOLOGIES, INC.